Exhibit (l)

American National Insurance Company

One Moody Plaza

Galveston, TX 77550

April 25, 2014

Securities and Exchange commission

450 Fifth Street, N. W.

Judicial Plaza

Washington, D.C. 20549

Re:	Depositor- American National Insurance Company;

Registrant-American National Variable Life;

Separate Account (“Separate Account”);

Post-Effective Amendment No. 21 to Form N-6 (File No. 333-53122);

Opinion of Illustration Actuary Officer

Gentlemen:

I am the Assistant Vice President and Illustration Actuary for American National Insurance Company. I am familiar with and have reviewed the illustrations of the Contract that have been included in the prospectus that is part of this Registration Statement (File No. 333-53122). It is my opinion and I certify that:

1.	The illustrations of cash surrender values, cash values, death benefits, and other values illustrated are consistent with the provisions of the Contract and American National Insurance Company’s administrative procedures;

2.	The rate structure of the contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions; and

3.	The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of my opinion in the Post-Effective Amendment No. 21 to Form N-6 Registration Statement (File No. 333-53122) filed on behalf of American National Insurance Company and the Separate Account.

Sincerely,

/s/ JOSEPH J. CANTU

Joseph J. Cantu

Assistant Vice President

And Illustration Actuary